Exhibit 4.2

Compensation WARRANT CERTIFICATE

EXERCISABLE ONLY PRIOR TO THE EXPIRY TIME (AS DEFINED HEREIN), AFTER WHICH TIME THESE COMPENSATION WARRANTS SHALL BE NULL AND VOID.

NON-TRANSFERABLE COMPENSATION WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF AUGUSTA GOLD CORP.

Certificate Number ●	Number of compensation warrants represented by this certificate – ●

THIS CERTIFIES that, for value received, [Holder] (the “Holder”) is the registered holder of ● non-transferable compensation warrants (the “Compensation Warrants”) which entitle the Holder, subject to the terms and conditions set forth in this certificate (the “Compensation Warrant Certificate”), to purchase from AUGUSTA GOLD CORP. (the “Corporation”) up to ● shares of common stock of the Corporation (the “Shares”), at any time commencing on the date hereof and continuing up to 4:30 p.m. (Toronto time) on January 20, 2024 (the “Expiry Time”), on payment of C$1.71 per Share (the “Exercise Price”).

The number of Shares which the Holder is entitled to acquire upon exercise of the Compensation Warrants and the Exercise Price are subject to adjustment as hereinafter provided.

1.	Exercise of Compensation Warrants

1.1	Election to Purchase. The Compensation Warrants evidenced by this Compensation Warrant Certificate may be exercised by the Holder, in whole or in part, in accordance with the provisions hereof by delivery of an Election to Purchase in substantially the form attached hereto as Exhibit A, properly completed and executed, together with payment of the Exercise Price for the number of Shares specified in the Election to Purchase, at the head office of the Corporation at Suite 555, 999 Canada Place, Vancouver, British Columbia, V6C 3E1 or such other address in Canada as may be notified in writing by the Corporation , with an electronic copy of the Election to Purchase to be sent to the attention of Purni Parikh at purni@augustacorp.com. In the event that the rights evidenced by this Compensation Warrant Certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Shares issuable on the partial exercise of the Compensation Warrants, issue to the Holder a certificate, on identical terms for that number of Compensation Warrants in respect of which the Holder has not exercised the rights evidenced by this Compensation Warrant Certificate, provided that the Corporation shall not be so required if the Election to Purchase is received after the Expiry Time.

1.2	Exercise. Upon delivery of a duly executed Election to Purchase and the Exercise Price for the number of Shares specified in the Election to Purchase (the “Exercise Date”), the Corporation shall issue that number of Shares specified in the Election to Purchase as fully paid and non-assessable shares of the Corporation with effect from the date of such delivery.

1.3	Certificates. Subject to Section 1.2, the Corporation shall, not later than three (3) business days following the Exercise Date (or such later date, as the Corporation and the Holder may agree) issue and deliver to the Holder, registered in such name or names as the Holder may direct or, if no such direction has been given, in the name of the Holder, a certificate or certificates for the number of Shares specified in the Election to Purchase. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Holder with respect to the portion of the Compensation Warrants which has been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for the Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Shares and represented thereby.

1.4	Fractional Shares. No fractional Shares shall be issued upon the full or partial exercise of Compensation Warrants. If any fractional interest in a Share would, except for the provisions of the first sentence of this Section 1.4, be deliverable upon full or partial exercise of Compensation Warrants, the Corporation shall, in lieu, deliver that number of Shares to which the Holder is entitled rounded down to the nearest whole number.

2.	Adjustment of Shares and Exercise Price

2.1	Definitions. For the purposes of this Section 2, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below shall have the respective meanings specified therefor in this subsection:

(a)	“Current Market Price” of the Common Shares at any date means the volume weighted average trading price per Common Share for the twenty (20) consecutive Trading Days ending five (5) Trading Days prior to such date on the Toronto Stock Exchange or if on such date the Common Shares are not listed on the Toronto Stock Exchange, on such stock exchange upon which such Common Shares are then listed and as selected by the directors, or, if such Common Shares are not then listed on any stock exchange then on such over-the-counter market as may be selected for such purpose by the directors of the Corporation;

(b)	“Common Shares” means the shares of common stock of the Corporation as presently constituted;

(c)	“dividends paid in the ordinary course” means cash dividends declared and payable on the Common Shares in any fiscal year of the Corporation to the extent that such cash dividends in any one fiscal year of the Corporation do not in aggregate exceed 5% of the Exercise Price on a per Common Share basis and for such purpose the amount of any dividend paid in shares shall be the aggregate stated capital of such shares and the amount of any dividend paid in consideration other than cash or shares shall be the fair market value of such dividend as determined by resolution passed by the board of directors of the Corporation, subject, if applicable, to the prior consent of any stock exchange or any other over-the-counter market on which the Common Shares are traded and for such purposes the amount of any dividends paid in consideration other than cash or shares shall be the fair market value of such dividend as determined by the directors;

(d)	“Exchange Rate” means the number of Shares subject to the right of purchase under each Compensation Warrant, which, as at the date hereof, is one Share for one Compensation Warrant; and

(e)	“Trading Day” means, with respect to a stock exchange or an over-the-counter market, a day on which such exchange or market is open for the transaction of business.

2.2	Adjustment. The Exercise Price and/or the Exchange Rate shall be subject to adjustment from time to time upon the occurrence of any of the events and in the manner provided as follows:

(a)	if, at any time prior to the Expiry Time, the Corporation shall:

(i)	subdivide, re-divide or change its outstanding Common Shares into a greater number of Common Shares;

(ii)	reduce, combine or consolidate its outstanding Common Shares into a smaller number of Common Shares; or

(iii)	issue Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of dividend or other distribution (other than a dividend paid in the ordinary course or a distribution of Common Shares upon the exercise of warrants or any outstanding stock options granted to directors, officers, employees or consultants);

(any of such events in Section 2.2(a) (i), (ii) or (iii) being called a “Common Share Reorganization”) then the Exercise Price in effect on the effective date of such subdivision, re-division, change, reduction, combination, consolidation or on the record date of such dividend or other distribution, as the case may be, shall in the case of the events referred to in (i) or (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, re-division, change or distribution, or shall, in the case of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding as of the effective date or record date after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date or effective date). Such adjustment shall be made successively whenever any event referred to in this Section 2.2(a) shall occur. Upon any adjustment of the Exercise Price pursuant to Section 2.2(a), the Exchange Rate shall be contemporaneously adjusted by multiplying the number of Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment;

(b)	if and whenever at any time prior to the Expiry Time, the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per Common Share (or having a conversion or exchange price per Common Share) less than 95% of the Current Market Price on such record date (a “Rights Offering”), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that no such rights, options or warrants are exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or, if any such rights, options or warrants are exercised, to the Exercise Price which would then be in effect based upon the number of Common Shares (or securities convertible or exchangeable into Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be. Upon any adjustment of the Exercise Price pursuant to this Section 2.2(b), the Exchange Rate will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exchange Rate in effect on such record date by a fraction, of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates referred to in this Section 2.2(b) are fixed within a period of 25 Trading Days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates;

(c)	if and whenever at any time prior to the Expiry Time the Corporation shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) securities of any class, whether of the Corporation or any other entity (other than Common Shares), (ii) rights, options or warrants to subscribe for or purchase Common Shares (or other securities convertible into or exchangeable for Common Shares), other than pursuant to a Rights Offering; (iii) evidences of its indebtedness; or (iv) any property or other assets (other than dividends paid in the ordinary course) and if such issue or distribution does not constitute a Common Share Reorganization, a Rights Offering or a distribution of Common Shares upon the exercise of Warrants or any outstanding options, then, in each such case, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price on such record date, less the excess, if any, of the fair market value on such record date, as determined by the directors of Corporation (whose determination shall be conclusive, subject, if applicable, to the prior consent of any stock exchange or any other over-the-counter market on which the Common Shares are traded) of such securities or other assets so issued or distributed over the fair market value of any consideration received therefor by the Corporation from the holders of the Common Shares, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price; and Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed. Upon any adjustment of the Exercise Price pursuant to this Section 2.2(c), the Exchange Rate will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exchange Rate in effect on such record date by a fraction, of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment;

(d)	if and whenever at any time prior to the Expiry Time, there is a reclassification of the Common Shares or a change in the Common Shares into other shares or securities or a capital reorganization of the Corporation other than as described in Section 2.2(a) or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate, trust, partnership or other entity (except where the Corporation is the resulting or surviving corporation and such consolidation, amalgamation, arrangement or merger does not result in any reclassification of Common Shares) or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, the Holder, if the Holder has not exercised its right of acquisition prior to the effective date of such reclassification, change, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of the Compensation Warrants thereafter, shall be entitled to receive upon payment of the Exercise Price and shall accept, in lieu of the number of Shares that prior to such effective date it would have been entitled to receive, the kind and number of shares or other securities or property of the Corporation or of the body corporate, trust, partnership or other entity resulting from such consolidation, amalgamation, arrangement or merger, or to which such sale or conveyance may be made, as the case may be, that it would have been entitled to receive on such reclassification, change, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which prior to such effective date it was entitled to acquire upon the exercise of the Compensation Warrants;

(e)	the adjustments provided for in this Section 2.2 are cumulative, and shall, in the case of adjustments to the Exercise Price be computed to the nearest whole cent and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 2.2, provided that, notwithstanding any other provision of this Section 2.2, no adjustment of the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price then in effect and no adjustment to the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one-hundredth of a Common Share; provided, however, that any adjustments which by reason of this Section 2.2(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment;

(f)	in any case in which Section 2.2(a)(iii), Section 2.2(b) or Section 2.2(c) require that an adjustment be made to the Exercise Price, no such adjustment shall be made if the Holder receive, subject to the approval of the Toronto Stock Exchange, if required, the securities, rights, options, warrants, evidences of indebtedness or assets referred to in Section 2.2(a)(iii), Section 2.2(b) or Section 2.2(c), as the case may be, in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their outstanding Compensation Warrants having then been exercised in Shares at the Exercise Price in effect on the applicable record date or effective date, as the case may be; and

(g)	in any case in which this Section 2.2 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the Holder of any Compensation Warrants exercised after the record date and prior to completion of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Corporation shall deliver to such Holder an appropriate instrument evidencing the Holder’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favour of holders of record of Common Shares on and after the relevant date of exercise or such later date as the Holder would, but for the provisions of this Section 2.2(h), have become the holder of record of such additional Shares pursuant to Section 2.2.

2.4	No Adjustment for Certain Transactions. Notwithstanding anything in this Section 2, no adjustment shall be made in the acquisition rights attached to the Compensation Warrants if the issue of Common Shares is being made pursuant to this Compensation Warrant Certificate or in connection with (a) any share incentive plan or restricted share plan or share purchase plan in force from time to time for directors, officers, employees, consultants or other service providers of the Corporation; (b) the satisfaction of existing instruments issued at the date hereof; or (c) dividends paid in the ordinary course.

2.5	Determination by Independent Firm. In the event of any question arising with respect to the adjustments provided for in this Section 2 such question shall be conclusively determined by the Corporation’s auditor, who shall have access to all necessary records of the Corporation, and such determination, subject to regulatory approval and absent manifest error, shall be binding upon the Corporation, the Holder and all other persons interested therein.

2.6	Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment in any of the acquisition rights pursuant to any of the Compensation Warrants, including the number of Shares which are to be received upon the exercise thereof, the Corporation shall take any action which may, in the opinion of counsel, be necessary in order that the Corporation has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the Common Shares which the Holder is entitled to receive on the full exercise hereof in accordance with the provisions hereof.

2.7	Certificate of Adjustment. The Corporation shall from time to time after the occurrence of any event which requires an adjustment or readjustment as provided in Section 2.2, deliver a certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Holder shall rely, and shall be protected in so doing, upon the certificate of the Corporation or of the Corporation’s auditor and any other document filed by the Corporation pursuant to this Section 2.7 for all purposes.

2.9	Other Action. If the Corporation, after the date hereof, shall take any action affecting the Common Shares other than an action described in Section 2.2, which in the reasonable opinion of the directors of the Corporation would materially affect the rights of the Holder, the Exercise Price and/or the Exchange Rate, there shall be an adjustment in such manner, if any, and at such time, by action of the directors of the Corporation, acting reasonably and in good faith, in their sole discretion as they may determine to be equitable to the Holder in the circumstances, provided that no such adjustment will be made unless any requisite prior approval of any stock exchange on which the Common Shares are listed for trading has been obtained.

2.10	Participation by Holder. No adjustments shall be made pursuant to this Section 2 if the Holder is entitled to participate in any event described in this Section 2 on the same terms, mutatis mutandis, as if the Holder had exercised its Compensation Warrants prior to, or on the effective date or record date of, such event.

3.	General

3.1	Common Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary under applicable law, out of its authorized Common Shares, solely for the purpose of issue upon the exercise of Compensation Warrants, such number of Common Shares as shall then be issuable upon the exercise of Compensation Warrants. The Corporation covenants and agrees that all Shares which shall be so issuable will, upon issuance, be duly authorized and issued as fully paid and non-assessable shares of the Corporation. The Corporation will take all such actions as may be necessary to ensure that all such Shares may be so issued without violation of any applicable requirements of any exchange upon which the Common Shares may be listed. The Corporation will take all such actions as are within its power to ensure that all such Shares may be so issued without violation of any applicable law.

3.2	Issue Tax. The issuance of certificates for Shares upon the exercise of Compensation Warrants shall be made without charge to the Holder for any issuance tax in respect thereto, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

3.3	Listing. The Corporation will, subject to the rules and policies of the Toronto Stock Exchange, at its expense and as expeditiously as possible, use commercially reasonable efforts to cause all Shares to be duly listed on the Toronto Stock Exchange.

3.4	Not a Shareholder. The holding of the Compensation Warrants evidenced by this Compensation Warrant Certificate shall not (i) entitle the Holder to any rights as a shareholder of the Corporation, including without limitation, voting rights, or (ii) obligate the Holder to purchase or pay for or the Corporation to issue any Shares except those Shares in respect of which the Holder shall have duly exercised its right to purchase hereunder and in the manner provided herein.

3.5	Governing Law. This Compensation Warrant Certificate shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

3.6	Severability. If any one or more of the provisions or parts thereof contained in this Compensation Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

3.7	Day not a Business Day. In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.

3.8	Notice. Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent by email or prepaid same day courier addressed as follows:

(a)	If to the Holder at the latest address of the Holder as recorded on the books of the Corporation; and

(b)	If to the Corporation at:

Augusta Gold Corp.

Suite 555, 999 Canada Place

Vancouver, British Columbia

V6C 3E1

Attention:	Purni Parikh, Sr VP Corporate Affairs
Email:	***

and any such notice delivered in accordance with the foregoing shall be deemed to have been received and given on the date of delivery or, if mailed, on the fifth business day following the date of mailing such notice or, if faxed, on the next business day following the date of transmission.

3.9	Electronic Signatures and Electronic Delivery: This Broker Warrant Certificate may be signed by facsimile or other electronic signature, which shall be deemed to be an original and shall be deemed to have the same legal effect and validity as a certificate bearing an original signature. Electronic signature means any electronic process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. Notwithstanding anything herein, delivery of an executed copy of this Broker Warrant Certificate by electronic transmission or other means of electronic communication capable of producing a printed copy will be deemed to be an original execution and delivery of this Broker Warrant Certificate. If this Broker Warrant Certificate bears an electronic signature as contemplated above and the Company delivers this Broker Warrant Certificate by electronic transmission pursuant to this Section 3.9, then the Company represents to the Holder that the electronically transmitted Broker Warrant Certificate is the only executed copy to be issued to the Holder by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF the Corporation has caused this Compensation Warrant Certificate to be signed by its duly authorized officer as of this ● a day of January, 2023.

AUGUSTA GOLD CORP.

By:
Name: Purni Parikh
Title: Sr VP Corporate Affairs

EXHIBIT A

ELECTION TO PURCHASE

TO:	AUGUSTA GOLD CORP.

All capitalized terms not defined herein shall have the meanings set forth in the attached Compensation Warrant Certificate.

The undersigned holder of the within Compensation Warrants hereby irrevocably exercises the right of such holder to be issued and hereby subscribes for Shares at the Exercise Price referred to in the attached Compensation Warrant Certificate on the terms and conditions set forth in such certificate and encloses herewith cash or a certified cheque, bank draft or money order payable at par in the City of Vancouver, in the Province of British Columbia to the order of the Corporation in payment in full of the subscription price of the Shares hereby subscribed for.

The undersigned hereby directs that the Shares be issued as follows:

Names in Full	Registered Address(es)	Delivery Address(es)	Number of Shares

(Please print. If the Shares are issued to a person other than the registered holder, the holder must pay to the Corporation all eligible taxes and the signature of the holder must be guaranteed by a Canadian chartered bank, or by a medallion signature guarantee from a member of a recognized Signature Medallion Guarantee Program).

Dated:

Signature of Holder	Signature Guarantee

Print name

Address